As filed with the Securities and Exchange Commission on October 31, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SILEXION THERAPEUTICS CORP
(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

12 Abba Hillel Road
Ramat Gan, Israel 5250606
+972-3-756-4999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Telephone: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan M. Nathan, Adv. Meitar Law Offices 16 Abba Hillel Road Ramat Gan, Israel 5251608 Tel: +972-3-610-3100	Mark S. Selinger, Esq. Gary Emmanuel, Esq. Greenberg Traurig, LLP One Vanderbilt Avenue New York, New York 10017-5404 Tel: (212) 801-9200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 31, 2025

Silexion Therapeutics Corp

Up to 1,292,348 Ordinary Shares by the Selling Securityholders
Up to 372 Warrants by the Selling Securityholders

This prospectus registers the resale by certain selling securityholders named herein (the “Selling Securityholders”) of: (a) an aggregate of up to 1,292,348 ordinary shares, par value $0.0135 per share, of Silexion Therapeutics Corp (“ordinary shares”), consisting of (i) up to 473,576 presently-held ordinary shares, (ii) up to 344,063 ordinary shares issuable upon the exercise of 344,063 warrants to purchase ordinary shares of Silexion Therapeutics Corp (“New Silexion warrants” or “warrants”) held by certain Selling Securityholders, and (iii) up to 474,709 ordinary shares issuable upon the conversion of a convertible promissory note held by a Selling Securityholder; and (b) up to 372 warrants.

The Selling Securityholders acquired the ordinary shares (and the warrants and/or the convertible promissory note under which some of the ordinary shares may be issued) and the warrants being offered for resale under this prospectus pursuant to various past transactions with our company, including: (i) the Business Combination transaction (which is described under “About This Prospectus” below)— in which we issued to certain of the Selling Securityholders ordinary shares and warrants pursuant to a registration statement on Form S-4 (file number 333-279281); (ii) two warrant exercise inducement transactions, which we completed in January 2025 and August 2025, respectively (the “Warrant Exercise Inducement Transactions”), in which we issued ordinary warrants to certain Selling Securityholders as an inducement to them to exercise existing warrants then held by them and issued placement agent warrants to H.C. Wainwright & Co., LLC (“H.C. Wainwright”) and/or its affiliates as consideration for its services in those transactions; and (iii) our issuance to Moringa Sponsor, L.P. (the “Moringa Sponsor”), upon the closing of the Business Combination, of an amended and restated convertible note, dated August 15, 2024, in an original principal amount of $3.4 million (the “A&R Sponsor Promissory Note”), under which amounts due may be converted into ordinary shares. The foregoing transactions, and the number of ordinary shares and/or warrants (or ordinary shares underlying convertible or exercisable presently-held securities) acquired by, or issuable to, the Selling Securityholders pursuant to each such transaction (and the prices at which they were issued or may be issued, if applicable), are described below under “Transactions Related to Offering Under this Prospectus” and “Plan of Distribution”.

The Selling Securityholders are identified below in this prospectus in the section titled “Selling Securityholders”. We will not receive any proceeds from the sale of the ordinary shares or the warrants by the Selling Securityholders. All net proceeds from the sale of the ordinary shares and warrants covered by this prospectus will go to the Selling Securityholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The Selling Securityholders may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then-prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Securityholders will pay all brokerage fees and commissions and similar expenses attributable to their sales of securities. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the sale of the securities offered hereby, including legal and accounting fees. See “Plan of Distribution.”

On November 27, 2024 and July 28, 2025, we effected 1-for-9 and 1-for-15 reverse share splits of our authorized ordinary shares, including our issued and outstanding ordinary shares, with market effectiveness dates of November 29, 2024 and July 29, 2025, respectively. Unless specifically provided otherwise herein, all share, per share and related option and warrant information presented in this prospectus has been adjusted (when related to a date or time period prior to the relevant reverse share split(s), on a retroactive basis) to reflect the reduced number of shares and the increase in the share price which resulted from the reverse share split(s).

Our ordinary shares and warrants are listed on The Nasdaq Stock Market under the symbols “SLXN” and “SLXNW,” respectively. On October 29, 2025, the last reported sales price of our ordinary shares was $3.44 per share and the last reported sales price of our warrants was $0.04 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of this prospectus and in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated [●], 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the ordinary shares and warrants offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the ordinary shares or warrants offered by them described in this prospectus, except with respect to amounts received by us upon exercise of warrants to the extent such warrants are exercised for cash. Given the current price level of our ordinary shares, there is no certainty that warrant holders will exercise their warrants and, accordingly, we may not receive any proceeds in relation to our outstanding warrants.

As permitted under the rules of the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed, or that we may subsequently file, with the SEC but that are not included in or delivered with this prospectus. This prospectus also contains summaries of certain provisions contained in some of those documents. All of the summaries are qualified in their entirety by the actual documents. See “Incorporation of Certain Information by Reference” later in this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Silexion Therapeutics Corp, 12 Abba Hillel Road, Ramat Gan, Israel 5250606, Attention: Chief Financial Officer. The telephone number of our registered office is +972-3-756-4999. See “Where You Can Find Additional Information”.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell ordinary shares or warrants in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement to this prospectus to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

Unless the context indicates otherwise, references in this prospectus to “New Silexion”, “we”, “us,” “our,” “the Company”, “our company” and similar terms refer to Silexion Therapeutics Corp (formerly known as Biomotion Sciences), a Cayman Islands exempted company, and its consolidated subsidiaries. References to “Silexion” refer to Silexion Therapeutics Ltd., an Israeli company and wholly-owned subsidiary of the Company, and references to “Moringa” refer to Moringa Acquisition Corp, a Cayman Islands exempted company and wholly-owned subsidiary of the Company. References to the “Business Combination” refer collectively to the transactions completed on August 15, 2024 pursuant to that certain Amended and Restated Business Combination Agreement, dated as of April 3, 2024 (as amended, the “Business Combination Agreement”), by and among New Silexion, August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of New Silexion (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly-owned subsidiary of New Silexion (“Merger Sub 2”), Moringa and Silexion. Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub 2 merged with and into Moringa, with Moringa continuing as the surviving company and a wholly-owned subsidiary of New Silexion and (ii) Merger Sub 1 merged with and into Silexion, with Silexion continuing as the surviving company and a wholly-owned subsidiary of New Silexion. In connection with the consummation of the Business Combination (the “Closing”), New Silexion changed its name from “Biomotion Sciences” to “Silexion Therapeutics Corp”, and the ordinary shares and warrants of New Silexion commenced trading on the Nasdaq Global Market under the symbols “SLXN” and “SLXNW”, respectively, on August 16, 2024. Those listings were later transferred to the Nasdaq Capital Market, under the same trading symbols.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, as described later in the prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, including the information incorporated by reference in this prospectus. You should read the entire prospectus and the information incorporated by reference herein carefully, including the information discussed under “Risk Factors” in this prospectus and in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024, which we filed with the SEC on March 18, 2025 (the “2024 Annual Report”), as well as our financial statements and related notes that are incorporated by reference in this prospectus.

Our Business

We are a Cayman Islands exempted company that was originally formed for the purpose of effectuating a business combination transaction and that now serves as a publicly-traded holding company for each of our two subsidiaries— Silexion (through which our operations are carried out) and Moringa (which has no operations). Our ordinary shares and warrants are listed on the Nasdaq Capital Market under the trading symbols “SLXN” and “SLXNW”, respectively.

We are a clinical-stage, oncology-focused biotechnology company engaged in the discovery and development of proprietary treatments for KRAS-driven cancers. The KRAS (Kirsten rat sarcoma) gene is an oncogene that is involved in the regulation of cell division as a result of its ability to relay external signals into the cell. Based on our research of refractory solid tumor cancers, we are actively developing a platform focused on the silencing of the KRAS oncogene using RNA-interference therapeutics. Our lead product candidate, SIL204, consists of locally administered small interfering RNAs, or siRNA, in a solution, as a first-line treatment of locally advanced pancreatic cancer patients, or LAPC, in combination with standard-of-care chemotherapy.

The KRAS oncogene is considered to be the most common oncogenic gene driver in human cancers, and the most notable in pancreatic, lung, and gastrointestinal (GI) (including colorectal, esophagus, stomach, small bowel, and appendix) cancers. Considered a challenging therapeutic target due to its intrinsic characteristics, recent advances have been made at directly inhibiting the KRAS proteins produced by the mutated gene. Our platform is designed to silence the gene, and thus prevent the production of the harmful mutated KRAS proteins driving the growth of cancerous tumors.

We are currently focused on treatment for pancreatic cancer (PC) tumors bearing the KRAS G12D or KRAS G12V mutations where metastases have not been detected and are non-resectable, i.e. they are not able to be surgically removed. For our first indication, we are targeting the largest and least treatable form of localized pancreatic tumors referred to as locally advanced pancreatic cancer. LAPC represents approximately 30% of the total pancreatic cancer population. We are currently developing SIL204, a second-generation siRNA product candidate following a Phase 1 and Phase 2 clinical trial with our first-generation siRNA product candidate, siG12D-LODER, which we also refer to as Loder. Results from the Phase 2 clinical trial showed a trend for differences between treatment groups in patients with the KRAS G12D/V mutation, with the Loder arm suggesting an overall survival advantage of 9.3 months.

 SIL204 has been designed to optimize Loder with the aim of improving uptake into tumor cells, enhancing stability, and broadening the scope of its silencing activity. To carry out that optimization, we have introduced a novel delivery approach, directly into the tumor, where it can be most effective, getting across the very strong barrier surrounding pancreatic tumor cells, which limits the effectiveness of current treatments. For affected tumor cells which may have already left the primary tumor, we also administer SIL204 systemically via the subcutaneous route.

We plan to conduct a Phase 2/3 prospective, randomized, controlled, multinational, open-label trial in LAPC subjects that harbor the KRAS G12D/V mutations to evaluate the efficacy, safety and tolerability of SIL204 administered intratumorally in combination with standard of care (SoC) chemotherapy versus SoC chemotherapy only. In support of our planned Phase 2/3 trial, we held a meeting with the Federal Institute for Drugs and Medical Devices in Germany (BfArM) to discuss the planned design of the Phase 2/3 trial at which BfArM agreed, in principle, to the design. In preparation for the study, we have been conducting toxicology studies of SIL204 in 2025, to be followed by the regulatory submission in the first quarter of 2026 to initiate the Phase 2/3 trial and trial initiation in the first half of 2026. At this time, we are focused on the further development of the core siRNA technology, SIL204, and its clinical development.

Recent Developments

Closing of Public Offering

On September 12, 2025, we sold in a public offering (i) 1,392,250 ordinary shares and (ii) 107,750 pre-funded warrants to purchase up to 107,750 ordinary shares, which each such ordinary share and/or pre-funded warrant was accompanied by (iii) two ordinary warrants to purchase two ordinary shares (consisting of one Series A ordinary warrant and one Series B ordinary warrant), for a total of 3,000,000 ordinary warrants to purchase up to 3,000,000 ordinary shares (the “September 2025 Public Offering”). The purchase price per ordinary share and accompanying two ordinary warrants to purchase two ordinary shares was $4.00, while the purchase price per pre-funded warrant and accompanying two ordinary warrants to purchase two ordinary shares was $3.999.

Aggregate gross proceeds to us from that September 2025 Public Offering (without taking into account any proceeds from any exercises of warrants) were approximately $6.0 million.

The pre-funded warrants were immediately exercisable at an exercise price of $0.0001 per share and did not expire until exercised in full (they have each been exercised in full). The ordinary warrants have an exercise price of $4.00 per share, and were exercisable upon issuance. The Series A ordinary warrants and the Series B ordinary warrants will expire on the five (5) year anniversary and 12-month anniversary, respectively, of the date on which they were issued.

The offering increased our shareholders’ equity by $5.2 million on September 12, 2025.

On September 12, 2025, in connection with the closing of the September 2025 Public Offering, investors exercised an aggregate of 445,000 Series B ordinary warrants issued in the offering and we issued 445,000 underlying ordinary shares. The gross proceeds to our company from those warrant exercises was $1.78 million. The exercise of those Series B ordinary warrants increased our shareholders’ equity by $1.78 million.

Partial Conversion of A&R Sponsor Promissory Note

In connection with the closing of our September 2025 Public Offering, on September 15, 2025, we issued 450,000 ordinary shares to the Moringa Sponsor upon conversion of $1.8 million of the outstanding principal amount under the A&R Sponsor Promissory Note.

The Moringa Sponsor (which is controlled by our director, Ilan Levin) has notified us that it disputes the foregoing conversion into ordinary shares under the terms of the A&R Sponsor Promissory Note and has demanded repayment of the note in full. We believe that the conversion was carried out in strict compliance with the substantive and procedural requirements of the note, and reject any claim to the contrary.

Remedy of Nasdaq Listing Deficiencies

On September 23, 2025, we received a letter from Nasdaq confirming that we have restored compliance with the requirements related to our only two then-outstanding listing rule deficiencies— (i) not having maintained at least $2.5 million of shareholders’ equity, and (ii) the closing bid price of our ordinary shares having been below the minimum $1.00 level for the 30 consecutive trading days prior to July 18, 2025. As described in the Nasdaq letter, we are subject to a mandatory panel monitor until September 23, 2026. If, within that one-year monitoring period, the Nasdaq staff finds our company again out of compliance with the minimum shareholders’ equity requirement, we would not be permitted to provide the Nasdaq staff with a plan of compliance with respect to that deficiency and the staff would not be permitted to grant additional time to us to regain compliance with respect to that deficiency, nor would we be afforded an applicable cure or compliance period. Instead, the staff would issue a “Delist Determination Letter” and we would have an opportunity to request a new hearing with the initial panel from our June 2025 Nasdaq hearing (which at the time had granted our request to remain listed on Nasdaq, subject to certain conditions) or a newly convened hearings panel if the initial panel is unavailable.

While we have successfully addressed all immediate compliance concerns, we must continue to maintain compliance with all Nasdaq Capital Market listing standards. There can be no assurance that we will maintain compliance with the shareholders’ equity requirement and all other standards for listing on the Nasdaq Capital Market on an ongoing basis.

At‑The‑Market Offering Agreement

On September 26, 2025, we entered into the At The Market Offering Agreement, dated September 26, 2025 (the “ATM Agreement”), with H.C. Wainwright, as sales agent or principal, providing for the offer and sale from time to time of up to $13,170,000 of our ordinary shares into the open market via an at-the-market financing mechanism (an “ATM”), which we plan to use to finance our ongoing operations going forward. We have registered our offering of ordinary shares via the ATM under our shelf registration statement on Form S‑3 for primary offerings by our company, which we filed with the SEC on September 26, 2025 and was declared effective by the SEC on September 30, 2025. No sales have been made under the ATM Agreement through the date of this prospectus, due to customary standstill restrictions on subsequent offerings imposed upon us in connection with the September 2025 Public Offering.

Authorized Share Capital Increase

At an extraordinary general meeting originally held on August 12, 2025 and reconvened on August 19, 2025, our shareholders approved an increase in our authorized share capital from $20,000 divided into 1,481,482 ordinary shares of a par value of $0.0135 each, to $121,500 divided into 9,000,000 ordinary shares of a par value of $0.0135 each, providing us with additional capacity to issue equity securities. This increase in our authorized share capital has enabled, and will enable, us to raise required capital via various financing activities and has enabled us to restore (and, we expect, will help us to maintain) compliance with the Nasdaq shareholders’ equity requirement, including our completion of the September 2025 Public Offering and potential future sales of ordinary shares under the ATM Agreement.

THE OFFERING

Ordinary Shares Offered by the Selling Securityholders
Up to 1,292,348 ordinary shares, consisting of: (i) up to 473,576 presently-held ordinary shares; (ii) up to 344,063 ordinary shares issuable upon the exercise of New Silexion warrants held by certain Selling Securityholders; and (iii) up to 474,709 ordinary shares issuable upon the conversion of the remaining outstanding principal amount of the A&R Sponsor Promissory Note held by the Moringa Sponsor (assuming the conversion of the entire $1,633,000 remaining outstanding principal amount of the note at a conversion price of $3.44 per underlying ordinary share, representing the closing price of the ordinary shares on the Nasdaq Capital Market on October 29. 2025).

Warrants Offered by the Selling Securityholders	Up to 372 New Silexion warrants

Ordinary Shares Outstanding Prior to the Offering	3,126,642
Ordinary Shares to be Outstanding After the Offering
Up to 3,945,414 ordinary shares, assuming: (i) the exercise of all 344,063 New Silexion warrants that are held by certain Selling Securityholders and the subsequent sale, pursuant to this offering, of all 344,063 underlying ordinary shares; and (ii) the conversion by the Moringa Sponsor of the entire $1,633,000 remaining outstanding principal amount of the A&R Sponsor Promissory Note held by the Moringa Sponsor at a conversion price of $3.44 per underlying ordinary share (representing the closing price of the ordinary shares on the Nasdaq Capital Market on October 29, 2025) and the subsequent sale, pursuant to this offering, of all 474,709 underlying ordinary shares.

The actual number of ordinary shares to be outstanding following the offering will vary depending on the number of New Silexion warrants actually exercised, and the aggregate principal amount actually converted under the A&R Sponsor Promissory Note and price(s) at which such conversion(s) are effected, which will determine the number of ordinary shares that are issued pursuant to such exercises and conversion(s) and potentially sold by the Selling Securityholders pursuant to this offering.

Plan of Distribution
Sales of our ordinary shares and warrants, if any, under this prospectus may be made by a variety of methods, including without limitation sales made directly on Nasdaq, on any other existing trading market for our ordinary shares or warrants in the United States, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. See “Plan of Distribution” on page 20 of this prospectus.

Use of Proceeds
We will not receive any proceeds from the sale of ordinary shares or warrants by the Selling Securityholders. All net proceeds from the sale of the ordinary shares and warrants covered by this prospectus will go to the Selling Securityholders. However, for the 344,063 ordinary shares underlying warrants that may be sold in the offering, we may receive up to $4.9 million of proceeds, in the aggregate, from the exercise of all 344,063 such warrants (which exercises would be at various set exercise prices, depending on which warrants are being exercised), assuming that the holders thereof do not exercise those warrants on a cashless basis.

Given the current price of the ordinary shares, there is no certainty that any Selling Securityholders will exercise their warrants and, accordingly, we may not receive any proceeds in relation to those warrants. We believe that the likelihood that Selling Securityholders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the exercise price of the warrants (on a per share basis), we believe that Selling Securityholders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the warrants will be “in the money” prior to their expiration or that the Selling Securityholders will exercise their warrants.

We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors
Investing in our ordinary shares or warrants involves a high degree of risk. You should read the “Risk Factors” section beginning on page 6 of this prospectus and the risk factors described in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding whether to invest in our ordinary shares or warrants.

Market for Ordinary Shares and Warrants	Our ordinary shares and warrants are listed on Nasdaq under the symbols “SLXN” and “SLXNW”, respectively.

The number of ordinary shares to be outstanding after this offering is based on 3,126,642 ordinary shares outstanding as of the date hereof, and excludes as of such date:

●
10,234 ordinary shares issuable upon the exercise of outstanding share options or settlement of outstanding restricted share units (RSUs) under our equity incentive plans, at a weighted average exercise price (with respect to share options only) of $897.34 per share;

●
2,754,573 ordinary shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $28.90 per share (which constitute all ordinary shares underlying our outstanding warrants, other than the 344,063 ordinary shares underlying warrants that would be exercised and then sold pursuant to this offering); and

●	86,573 ordinary shares available for future grant under our 2024 Equity Incentive Plan, as amended.

Implications of Being a Smaller Reporting Company and Emerging Growth Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements and reduced disclosure obligations regarding executive compensation. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our ordinary shares held by non-affiliates does not equal or exceed $250 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates did not equal or exceed $700 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which our ordinary shares were offered in exchange for ordinary shares of each of Moringa and Silexion, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” are to its meaning under the Securities Act, as modified by the JOBS Act.

Corporate and Other Information

We are a Cayman Islands exempted company. Our principal executive offices are located at 12 Abba Hillel Road, Ramat Gan, Israel 5250606, and our telephone number is +972-3-756-4999. Our corporate website address is www.silexion.com. Except for the documents incorporated by reference in this prospectus, the information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in connection with making an investment decision.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

RISK FACTORS

Investing in our securities involves a number of risks. You should not invest unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below and in the section titled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, which we filed with the SEC on March 18, 2025 (the “2024 Annual Report”), which is incorporated herein by reference, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus and any applicable prospectus supplement, including our future reports on Form 10-K and Form 10-Q. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” The risks and uncertainties we have described below and under the section entitled “Risk Factors” in our 2024 Annual Report incorporated herein by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In such case, the trading price of our ordinary shares could decline and investors could lose all or a part of the money paid to buy our securities. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of these and other factors.

See also the statements contained under the heading “Forward-Looking Statements.”

Risks Related to the Offering Under this Prospectus

If we are unable to continue as a going concern, our securities will have little or no value.

We have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. Our financial statements as of December 31, 2024 and 2023 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm included in its opinion for the years ended December 31, 2024 and 2023 an explanatory paragraph referring to our recurring losses from operations and our cash outflows from operating activities that raise substantial doubt about our ability to continue as a going concern. If we encounter continued issues or delays in the development or commercialization of our product candidates— in particular, SIL 204— or if we incur greater than anticipated expenses, our prior losses and expected future losses could have an adverse effect on our financial condition and negatively impact our ability to fund continued operations, obtain additional financing in the future, and continue as a going concern. There can be no assurance that such financing, if necessary, will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through financings, strategic transactions, sales of our products, licensing fees, royalty payments or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in our company.

We do not intend to pay any cash dividends on ordinary shares in the foreseeable future and, therefore, any return on your investment in our ordinary shares or other securities must come from increases in the fair market value and trading price of our ordinary shares.

We do not intend to pay any cash dividends on our ordinary shares in the foreseeable future and, therefore, any return on your investment in our ordinary shares or other securities must come from increases in the fair market value and trading price of our ordinary shares.

Our PFIC status could result in adverse U.S. federal income tax consequences to U.S. Holders.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

The annual PFIC income and asset tests in respect of our company will be applied based on the assets and activities of the combined business. Based on the composition of our income and assets, it cannot be determined whether we will be classified as a PFIC for our current taxable year or in any future taxable year. Further, changes in the composition of our income or composition of our assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If we are treated as a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. shareholder, such U.S. shareholder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. U.S. shareholders are strongly encouraged to consult their own advisors regarding the potential application of these rules to the ownership of our Ordinary Shares, pre-funded warrants and/or our ordinary warrants.

If we fail to maintain compliance with Nasdaq continued listing requirements, our securities may be delisted from the Nasdaq Capital Market.

To continue to be listed on Nasdaq, we need to satisfy a number of conditions. On November 19, 2024, we received two letters from the Nasdaq Listing Qualifications Department, each addressing a separate compliance deficiency under the Nasdaq Listing Rules. The first letter from the Nasdaq Listing Qualifications Department notified us of our non-compliance with Nasdaq Listing Rule 5450(b)(2)(A), which requires a company such as ours whose securities are listed on the Nasdaq Global Market under the “Market Value Standard” to maintain a minimum Market Value of Listed Securities (an “MVLS”) of $50,000,000. The deficiency was triggered by our MVLS having closed below the minimum level for a period of 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(C), we were entitled to a 180-day period, ending on May 19, 2025, to rectify the deficiency by maintaining an MVLS of $50,000,000 or more for at least 10 consecutive business days. The second letter informed us of our deficiency in complying with Nasdaq Listing Rule 5450(b)(2)(C), which requires a minimum Market Value of Publicly Held Shares (an “MVPHS”) of $15,000,000 for continued listing on the Nasdaq Global Market under the “Market Value Standard”. This deficiency was caused by our MVPHS having fallen below the minimum threshold for the prior 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(D), we had 180 calendar days, or until May 19, 2025, to regain compliance by having our MVPHS close at or above $15,000,000 for at least 10 consecutive business days.

On May 22, 2025, we received a delisting notice from the Nasdaq Listing Qualifications Department in respect of the MVLS and MVPHS deficiencies, and on May 28, 2025, we requested a hearing related to the delisting notice, which was held on June 26, 2025. On July 7, 2025, we received a favorable decision from the Nasdaq hearings panel, granting our request to remain listed on the Nasdaq subject to certain conditions. As a result of the favorable outcome of the hearing, the listing of our ordinary shares and warrants was transferred from the Nasdaq Global Market to the Nasdaq Capital Market on July 8, 2025, where trading continued under the symbols “SLXN” and “SLXNW”, respectively. Under the terms of the decision reached by the hearings panel, the continued listing of our securities on the Nasdaq Capital Market was conditioned on our fulfillment of the terms of the compliance plan that we had presented to the panel at the hearing, which was designed to enable us to achieve at least $2.5 million of shareholders’ equity for listing on the Nasdaq Capital Market on a continued basis pursuant to Nasdaq Listing Rule 5550(b)(1).  The terms of the compliance plan consisted, in primary part, of the following: (i) on or before September 19, 2025, we were required to demonstrate in a report filed under the Exchange Act, our restoration of compliance with, and our expected long-term compliance with, the shareholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1), as to be demonstrated in a balance sheet not older than 60 days to be included in such a filing; and (ii) if we fail to maintain compliance with any Nasdaq listing rule on or before November 18, 2025, we will be required to submit, and the Nasdaq hearings panel will review (as part of its maintenance of jurisdiction over our listing status until November 18, 2025), a compliance plan for the subject deficiency to determine whether the panel is willing to grant an exception to us to cure that deficiency.

We filed on September 15, 2025 a Current Report on Form 8-K that attached the requisite balance sheet demonstrating our achievement of shareholders’ equity of approximately $9.41 million as of that date. On September 23, 2025, we received a letter from Nasdaq indicating that we had demonstrated compliance with the shareholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1). We are nevertheless subject to a one-year mandatory Nasdaq panel monitor— until September 23, 2026. If, within that one-year monitoring period, the Nasdaq Listing Qualifications staff finds us to again be out of compliance with the shareholders’ equity requirement, we would not be permitted to provide the staff with a plan of compliance with respect to that deficiency and the staff would not be permitted to grant us additional time to regain compliance with respect to that deficiency. Instead, we would be subject to an immediate delist determination letter, subject to our right to appeal to a Nasdaq hearings panel once again. There can be no assurance that we will not again be in violation of the shareholders’ equity requirement or any of Nasdaq’s continued listing standards in the future. We have historically not been in compliance with the minimum bid price rule and also had compliance deficiencies with respect to audit committee requirements, MVLS and MVPHS, although each of those other deficiencies has been remedied. Our failure to meet the relevant listing requirements may result in our securities being delisted from Nasdaq.

If our securities are delisted from Nasdaq, we may seek to list them on other markets or exchanges, or the ordinary shares may trade on the pink sheets. In the event of such delisting, our shareholders’ ability to trade, or obtain quotations of the market value of, our securities would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. In addition, the substantially decreased trading in our securities and decreased market liquidity of our securities as a result of the loss of market efficiencies associated with Nasdaq, and the accompanying loss of federal preemption of state securities laws, could materially adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees, and cause us to have fewer business development opportunities. Additionally, that may cause the market price of our securities to decline further, and shareholders may lose some or all of their investment. There can be no assurance that our securities, if delisted from Nasdaq in the future, would be listed on another national or international securities exchange or on a national quotation service, the Over-The-Counter Markets or the pink sheets.

The ordinary shares and warrants offered hereby will be sold over the course of time, and investors who buy shares or warrants at different times will likely pay different prices.

Investors who purchase ordinary shares or warrants from Selling Securityholders in this offering at different times will likely pay different prices. As a result, investors may experience different outcomes in their investment results. Selling Securityholders will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares and warrants sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares or warrants as a result of sales made at prices lower than the prices they paid.

Our share price is volatile, which could subject us to securities class action litigation, and your investment in our securities could decline in value.

The trading price of our ordinary shares could be subject to wide fluctuation in response to many factors listed in this section, and others beyond our control, including the following:

●	whether we are able to maintain the listing of our ordinary shares and our warrants on Nasdaq;

●	our future performance, including our projected timeline for regulatory approvals of our product candidates;

●	our market opportunity;

●	our strategy, future operations, financial position, projected costs, prospects and plans;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	our ability to retain or recruit officers, key employees and directors;

●	the impact of the regulatory environment and complexities with compliance related to such environment;

●	expectations regarding future partnerships or other relationships with third parties;

●	our future capital requirements and sources and uses of cash, including our ability to obtain additional capital in the future;

●	market conditions for equity securities and general economic, political, and market conditions; and

●	other factors and risks identified from time to time in our filings with the SEC, including this prospectus and the 2024 Annual Report.

Furthermore, the capital markets can experience extreme price and volume fluctuations that may affect the market prices of equity securities of many companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes, or international currency fluctuations, may negatively impact the market price of our ordinary shares. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. You may not realize any return on your investment in us and may lose some or all of your investment.

A large number of shares may be sold in the market following this offering, which may depress the market price of our ordinary shares.

All of our ordinary shares sold by the Selling Securityholders in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our ordinary shares may be sold in the public market following this offering, which may cause the market price of our ordinary shares to decline. This could make it more difficult for you to sell your ordinary shares at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities.

You may experience future dilution as a result of future equity offerings and other issuances of our ordinary shares or other securities. In addition, this offering and future equity offerings and other issuances of our ordinary shares or other securities may adversely affect our ordinary shares.

In order to raise additional capital, we may in the future, including while the offering by the Selling Secrityholders is ongoing, offer additional ordinary shares or other securities convertible into or exchangeable for ordinary shares at prices that will likely not be the same as the price per share you pay in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to our existing shareholders. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per share that you pay in this offering.

In addition, the sale of shares in this offering and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of our ordinary shares. We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of our ordinary shares.

The exercise of our outstanding warrants, and vesting, exercise and/or settlement of other outstanding equity grants will dilute shareholders and could decrease our share price.

The exercise of our outstanding warrants may adversely affect our share price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities and could adversely impact the terms under which we could obtain additional equity capital. Vesting and exercise of outstanding options, vesting and settlement of outstanding restricted share units or any future issuance of additional ordinary shares, including during this offering, or other equity securities, including options, warrants, restricted share units or other derivative securities convertible into our ordinary shares, may result in significant dilution to our shareholders and may decrease our share price.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any prospectus supplement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Statements regarding the Company’s and the Company’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●          our future performance, including our projected timeline for regulatory approvals of our product candidates;

●          our market opportunity;

●          our strategy, future operations, financial position, projected costs, prospects and plans;

●          our ability to maintain the listing of our ordinary shares and our warrants on Nasdaq;

●          expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●          our ability to retain or recruit officers, key employees and directors;

●          the impact of the regulatory environment and complexities with compliance related to such environment;

●          expectations regarding future partnerships or other relationships with third parties;

●          our future capital requirements and sources and uses of cash, including the our ability to obtain additional capital in the future; and

●          other factors identified from time to time in our filings with the SEC, including this prospectus.

These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, assumptions, and other factors that are difficult to predict and that may cause our actual results, performance, or achievements, or those of our industry, to differ materially from any future results, performance, or achievements expressed or implied by these statements. Actual results may differ materially from those anticipated or expressed in such statements due to a variety of factors, including, but not limited to, those discussed in Part I, Item 1A. “Risk Factors” in our 2024 Annual Report, filed with the SEC on March 18, 2025, as well as those described from time to time in our other filings with the SEC. A number of factors could cause our actual results to differ materially from those indicated by the forward-looking statements. Such factors include, without limitation, the following:

●          we are a development-stage company and have a limited operating history on which to assess our business;

●          we have never generated any revenue from product sales and may never be profitable;

●          we will need to raise substantial additional funding, which may not be available on acceptable terms, or at all, and which will cause dilution to our shareholders;

●          the approach we are taking to discover and develop novel RNAi therapeutics is unproven for oncology and may never lead to marketable products;

●          we do not have experience producing our product candidates at commercial levels, currently have no marketing and sales organization, have an uncertain market receptiveness to our product candidates, and are uncertain as to whether there will be insurance coverage and reimbursement for our potential products;

●          we may be unable to attract, develop and/or retain key personnel or additional employees required for our development and future success;

●          we may issue additional ordinary shares or other equity securities without your approval, which would dilute your ownership interest and may depress the market price of our ordinary shares;

●          we may not succeed at maintaining at least $2.5 million of shareholders’ equity and thereby maintaining our compliance with the Equity Standard of the Nasdaq Capital Market and may therefore have our securities delisted from Nasdaq; and

●          those additional factors described or incorporated by reference under the heading “Risk Factors” in this prospectus and in our other filings with the SEC.

All forward-looking statements included herein are based on information available to us as of the date hereof and speak only as of such date. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events. The forward-looking statements contained in or incorporated by reference into this prospectus reflect our views as of the date of this prospectus about future events and are subject to known and unknown risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements.

TRANSACTIONS RELATED TO OFFERING UNDER THIS PROSPECTUS

The New Silexion securities to be offered by the Selling Securityholders under this prospectus include, in large part, ordinary shares and private warrants that were issued to (or that are issuable under warrants or a convertible promissory note that were issued to) the Selling Securityholders pursuant to a number of transactions completed in connection with, or following, the Closing of the Business Combination. We describe those transactions below:

PIPE Financing

In connection with, and immediately prior to the Closing of, the Business Combination, Moringa raised $2.0 million via a private investment in public entity financing (the “PIPE Financing”), whereby Moringa sold to Greenstar, LP, an affiliate of the Moringa Sponsor (the “PIPE Investor”), 1,482 newly issued Moringa ordinary shares at a price of $1,350.00 per share, pursuant to a subscription agreement, dated as of August 15, 2024, by and among Moringa, New Silexion and the PIPE Investor (the “PIPE Agreement”). Those 1,482 shares automatically converted upon the Closing of the Business Combination into an equivalent number of New Silexion ordinary shares (those shares, the “PIPE Shares”). The PIPE Investor is entitled to customary registration rights in respect of the PIPE Shares under the PIPE Agreement, pursuant to which we agreed that, within 60 days after the date of the Closing, we would file with the SEC a registration statement registering the resale of the PIPE Shares by the PIPE Investor, and use our commercially reasonable efforts to have that registration statement declared effective by 180 days after the Closing (or 90 days after the Closing if the SEC did not review that filing).

The funds raised from the PIPE Financing, together with remaining funds in Moringa’s trust account after payments to redeeming public shareholders, were used for financing support for Moringa and New Silexion, as well as for payment to service providers to whom outstanding amounts were owed by Moringa, including parties that had provided financial advisory services and capital markets advisory services to Moringa during the period leading up to the Closing.

Amended and Restated Registration Rights and Lock-Up Agreement

Prior to the Closing under the Business Combination Agreement, on August 14, 2024, New Silexion, Moringa, Moringa Sponsor, the distributees of Sponsor Investment Shares, certain of Silexion’s pre-Business Combination shareholders and the PIPE Investor entered into (and EarlyBirdCapital, Inc. is bound by) the amended and restated registration rights and lock-up agreement, which became effective as of the Closing of the Business Combination (the “A&R Registration Rights and Lock-Up Agreement”), which became effective as of the Closing. Under the agreement, we have assumed Moringa’s obligations under Moringa’s prior registration rights agreement (entered into in connection with its IPO) and we have granted registration rights to the Moringa Sponsor, the distributees of certain shares held by the Moringa Sponsor, certain of Silexion’s pre-Business Combination shareholders, the PIPE Investor and EarlyBirdCapital, Inc. with respect to certain of our securities.

Under the A&R Registration Rights and Lock-Up Agreement, we agreed to provide the holders party thereto customary demand and shelf registration rights (subject to certain minimum size offerings) and piggy-back rights on primary and secondary offerings, subject to customary cut-back provisions.

Under the lock-up provisions of the agreement, lock-up periods applied following the Closing to securities of New Silexion that are held by the holders who are party to the agreement, subject to permitted transfers to certain categories of “Permitted Transferees”. Each of those lock-up periods has already expired as of the date of this prospectus.

Amended and Restated Sponsor Promissory Note

Effective as of the Closing, New Silexion issued to the Moringa Sponsor, and the Moringa Sponsor accepted, in amendment and restatement, and replacement, in their entirety, of all existing promissory notes issued by Moringa to the Sponsor from the IPO until the Closing (and as to which the obligations of Moringa were assigned to New Silexion upon the Closing), the A&R Sponsor Promissory Note, in an amount of $3,433,000, which reflected the total amount owed by Moringa to the Sponsor through the Closing. The maturity date of the A&R Sponsor Promissory Note is the 30-month anniversary of the Closing (i.e., February 15, 2027). Amounts outstanding under the A&R Sponsor Promissory Note may be repaid (unless otherwise decided by New Silexion) only by way of conversion into New Silexion ordinary shares (“note shares”) in accordance with the terms set forth in the form of A&R Sponsor Promissory Note. New Silexion and the Sponsor may also convert amounts outstanding under the A&R Sponsor Promissory Note at the price per share at which New Silexion conducts an equity financing following the Closing, subject to a minimum conversion amount of $100,000, in an amount of note shares constituting up to thirty percent (30%) of the number of the ordinary shares issued and sold by us in such equity financing. The Moringa Sponsor may also elect to convert amounts of principal outstanding under the note into note shares at any time following the 24-month anniversary of the Closing, subject to a minimum conversion of $10,000, at a price per share equal to the volume weighted average price of the ordinary shares on the principal market on which they are traded during the 20 consecutive trading days prior to the conversion date.

On September 15, 2025, we issued 450,000 ordinary shares to Moringa Sponsor upon conversion by us of an aggregate of $1.8 million of the outstanding amount under the A&R Sponsor Promissory Note. The conversion price of $4.00 per ordinary share reflected the price per ordinary share (including an ordinary share issuable upon exercise of a pre-funded warrant), and accompanying two ordinary warrants to purchase two ordinary shares, sold in our September 2025 public offering. Following the conversion, the outstanding amount owed by us to the Moringa Sponsor under the A&R Sponsor Promissory Note stands at $1,633,000.

Under the A&R Registration Rights and Lock-Up Agreement, we are required to register for resale all note shares issued or issuable to the Moringa Sponsor under the A&R Sponsor Promissory Note.

We intend to effect additional conversions of amounts owed under the A&R Sponsor Promissory Note in connection with our upcoming and future equity financings, including under the ATM, as permitted under the terms of the note, until the entire remaining principal amount of the A&R Sponsor Promissory Note ($1,633,000 as of the date of this prospectus) has been converted into ordinary shares. We have indicated to Nasdaq that our issuance of equity via those conversions is part of our strategy for enhancing our shareholders’ equity and maintaining our compliance with the $2.5 million minimum shareholders’ equity under the Nasdaq Listing Rules (under the Equity Standard of the Nasdaq Capital Market  that is applicable to us) in the near future. Our equity financings may be carried out at varying prices— especially under the ATM Agreement, pursuant to which we will sell shares into the market at prices that will be determined by the trading price of our ordinary shares. Consequently, our conversion of remaining outstanding amounts under the A&R Sponsor Promissory Note may also be effected at a range of conversion prices. The trading price of our ordinary shares (and consequently, the price at which our equity financings and our note conversions occur) may rise or fall, even by several dollars above or below the current trading price (which closed at $3.44 on October 29, 2025). For purposes of registering the resale of ordinary shares issuable to the Moringa Sponsor under the A&R Sponsor Promissory Note under this prospectus, we have assumed a conversion price of $3.44, representing the closing price of the ordinary shares on the Nasdaq Capital Market on October 29. 2025.

We cannot predict the prospective trajectory of the trading price of our ordinary shares, which is affected by various macroeconomic, geopolitical, industry-specific (biotechnology-related), and company-distinct factors. If the price falls significantly and our equity financings (under the ATM or otherwise) and conversions under the A&R Sponsor Promissory Note occur at lower prices, your interest in our company will be diluted in a more disproportionate manner and will be worth less.

For each $1.00 increase or decrease in our share price at which we effect sales under the ATM or another form of equity financing that is dependent on our share price, the number of note shares to be issued upon full conversion of the remaining principal amount under the A&R Sponsor Promissory Note will vary accordingly. Specifically, a $1.00 decrease in our share price would result in the issuance of approximately 194,553 additional ordinary shares, while a $1.00 increase would result in approximately 106,916 fewer ordinary shares, respectively, being issued upon full conversion of the note.

As shown above, at lower trading prices for our ordinary shares, a decrease or increase of $1.00 in our share price has a more dramatic impact on the degree of dilution caused to existing shareholders due to the conversion of amounts under the A&R Sponsor Promissory Note. Please see “Risk Factors— Risks Related to the Offering Under This Prospectus” above, including the risk factors titled “Our share price is volatile, which could subject us to securities class action litigation, and your investment in our securities could decline in value” and “You may experience future dilution as a result of future equity offerings…”

Warrant Exercise Inducement Transactions

On January 29, 2025 and July 31, 2025, we entered into inducement offer letter agreements with holders of 148,102 and 152,106, respectively, of our existing ordinary warrants (the “Inducement Offer Letters”) pursuant to which, on January 30, 2025 and August 1, 2025, respectively, those holders exercised those ordinary warrants in consideration of our issuance to them of new ordinary warrants (those Warrant Exercise Inducement Transactions, the “January 2025 Warrant Exercise Inducement Transaction” and “July/August 2025 Warrant Exercise Inducement Transaction”, respectively). Those existing ordinary warrants had been issued either in our public offering that we completed on January 17, 2025, in which we offered and sold ordinary shares, pre-funded warrants to purchase ordinary shares, and ordinary warrants to purchase ordinary shares (the “January 2025 Public Offering”) or, in the case of the Inducement Offer Letter entered into in July 2025, pursuant to the January 2025 Warrant Exercise Inducement Transaction. Under the Inducement Offer Letters, on January 30, 2025, and August 1, 2025, the warrant holders exercised those warrants for cash and purchased 148,102 and 152,106 ordinary shares, respectively, at cash exercise prices of $20.25 and $11.57 per share, respectively, in consideration of our issuance to them of new ordinary warrants to purchase up to an aggregate of 148,102 and 304,212 ordinary shares, respectively, at exercise prices of $22.50 and $11.32, respectively, per share. In the January 2025 Warrant Exercise Inducement Transaction, the exercising holders also paid us an additional $1.88 per new ordinary warrant issued to them. We received aggregate gross proceeds of approximately $3.3 million and $1.8 million from the exercise of the existing warrants by the holders in the January 2025 Warrant Exercise Inducement Transaction and July/August 2025 Warrant Exercise Inducement Transaction, respectively, before deducting placement agent fees and other offering expenses payable by us.

We engaged H.C. Wainwright to act as our exclusive placement agent in connection with the Warrant Exercise Inducement Transactions and paid H.C. Wainwright cash fees equal to 7.0% of the aggregate gross proceeds received from the holders’ exercise of their existing ordinary warrants, as well as management fees equal to 1.0% of the gross proceeds from the exercise of those warrants. We also issued to H.C. Wainwright or its designees placement agent warrants to purchase up to 10,368 and 10,647 ordinary shares, respectively (representing 7.0% of the existing ordinary warrants that were exercised in the respective transactions), which have the same terms as the new warrants issued in the transactions, except that the placement agent warrants have exercise prices equal to $27.66 per share and $14.46 per share, respectively (125% of (i) the sum of the exercise price of the existing warrants exercised, and the additional $1.88 paid per new ordinary warrant, in the January 2025 Warrant Exercise Inducement Transaction, and (ii) the $11.57 exercise price of the existing warrants exercised in the July/August 2025 Warrant Exercise Inducement Transaction).

Similar to the new ordinary warrants issued to investors in these transactions, the placement agent warrants became exercisable either immediately from the date of issuance (in the case of the January 2025 Warrant Exercise Inducement Transaction), or upon approval by our shareholders of an increase in our authorized share capital, which occurred on August 19, 2025 at our reconvened extraordinary general meeting (in the case of the July/August 2025 Warrant Exercise Inducement Transaction). All new warrants and placement agent warrants issued in both transactions remain exercisable until the 24‑month anniversary of the effective date of the resale registration statements filed to cover the resale of shares underlying the new warrants and placement agent warrants. We also paid certain fees and expenses in connection with the warrant exercise inducement transactions.

Upon exercise for cash of any new warrants issued to investors in the Warrant Exercise Inducement Transactions, in certain circumstances, we will (i) pay to H.C. Wainwright a cash fee of 7.0% of the aggregate gross exercise price, and a cash management fee of 1.0% of the aggregate gross exercise price, and (ii) issue to H.C. Wainwright warrants representing 7.0% of the ordinary shares issued to the investors upon such cash exercise of the new warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any cash dividends to shareholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements, and such other factors as the board of directors deems relevant.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares or warrants by the Selling Securityholders. All net proceeds from the sale of the ordinary shares and warrants covered by this prospectus will go to the Selling Securityholders. However, for the 344,063 ordinary shares underlying warrants that may be sold in the offering, we may receive up to $4.9 million of proceeds from the exercise of all 344,063 such warrants (which exercises would be at various set exercise prices, depending on which warrants are being exercised), assuming that the holders thereof do not exercise those warrants on a cashless basis.

Given the current price of the ordinary shares, there is no certainty that any Selling Securityholders will exercise their warrants and, accordingly, we may not receive any proceeds in relation to those warrants. We believe that the likelihood that Selling Securityholders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the exercise price of the warrants (on a per share basis), we believe that Selling Securityholders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the warrants will be “in the money” prior to their expiration or that the Selling Securityholders will exercise their warrants.

We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

SELLING SECURITYHOLDERS

This prospectus relates to the potential resale from time to time by the Selling Securityholders of any or all of our ordinary shares and/or warrants that are held by them, or ordinary shares that underlie warrants or a promissory note currently held by them, and as to which they possess registration rights. The registration rights pursuant to which the registration statement on Form S-3 of which this prospectus forms a part was filed were granted by New Silexion under the following agreements or instruments: (i) the A&R Registration Rights and Lock-Up Agreement; (ii) the PIPE Agreement; (iii) the Inducement Offer Letters and the related engagement letter between New Silexion and H.C. Wainwright, as placement agent in the Warrant Exercise Inducement Transactions; and (iv) the A&R Sponsor Promissory Note.

For additional information regarding the transactions in which the ordinary shares and warrants covered by this prospectus were issued or may be issued (in the case of ordinary shares underlying warrants or the A&R Sponsor Promissory Note), see the section titled “Transactions Related to Offering Under This Prospectus” above. Except for those transactions or as otherwise disclosed in this prospectus, none of the Selling Securityholders has had any material relationship with us within the past three years.

The Selling Securityholders may offer and sell, from time to time, any or all of the ordinary shares and warrants being offered for resale under this prospectus.

The term “Selling Securityholders” includes the securityholders listed in the table below and their permitted transferees.

The table below provides, as of October 15, 2025, information regarding the beneficial ownership of our ordinary shares and warrants by each Selling Securityholder, the number of ordinary shares (including ordinary shares underlying warrants) and, separately, the number of warrants, that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. We have based percentage ownership on 3,126,642 ordinary shares outstanding as of October 15, 2025.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon completion of this offering. We do not know how long the Selling Securityholders will hold the securities before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholders regarding the sale of any of the securities. For purposes of the table below, however, we have assumed that after completion of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering and will retain beneficial ownership of the securities not covered by this prospectus. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

The conversion price for issuance of ordinary shares to the Moringa Sponsor upon conversion of outstanding amounts under the A&R Sponsor Promissory Note is subject to change over the course of the offering period under this prospectus. It is therefore not known as to how many ordinary shares will be acquired by the Moringa Sponsor under that convertible promissory note, and, consequently, sold by the Moringa Sponsor under this prospectus. We have assumed, however, for purposes of the below table, the issuance of 474,709 ordinary shares to the Moringa Sponsor pursuant to the A&R Sponsor Promissory Note, based on the conversion of the entire remaining outstanding principal amount of $1,633,000 under the note at a conversion price of $3.44 per underlying ordinary share (representing the closing price of the ordinary shares on the Nasdaq Capital Market on October 29. 2025). The number of ordinary shares that may actually be sold by the Moringa Sponsor may be fewer than the number of shares being offered by this prospectus.

	Ordinary Shares(1)							Warrants
Name	Number Beneficially Owned Prior to Offering		Number Registered for Sale Hereby		Number Beneficially Owned After Offering		Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Moringa Sponsor, L.P. and affiliates (2)	457,342	(3)	932,051	(4)	-		-	372	372	-	-
Greenstar, L.P.(5)	1,482		1,482		-		-	-	-	-	-
Ruth Alon	403		403		-		-	-	-	-	-
Guangzhou Sino-Israel Bio-Industry Investment Fund (LLP)(6)	14,721		14,721		-		-	-		-	-
Anson Investments Master Fund LP (7)	77,038	(8)	77,038	(8)	-		-	-	-	-	-
Anson East Master Fund LP (9)	21,730	(10)	21,730	(10)	-		-			-	-
Hudson Bay Master Fund Ltd. (11)	205,016	(12)	98,766	(13)	106,250		-	-	-	-	-
3i, LP (14)	282,500	(15)	20,000	(16)	262,500		-	-	-	-	-
Intracoastal Capital LLC (17)	357,100	(18)	32,100	(19)	325,000		-	-	-	-	-
Boothbay Absolute Return Strategies, LP (20)	116,040	(21)	2,040	(22)	114,000		-	-	-	-	-
Orca Capital AG (23)	267,434	(24)	4,934	(25)	262,500		-	-	-	-	-
KBB Asset Management, LLC (26)	67,668	(27)	2,668	(28)	65,000		-	-	-	-	-
Lincoln Alternative Strategies LLC (29)	269,168	(30)	6,668	(31)	262,500		-	-	-	-	-
Warberg WFXII LP (32)	57,333	(33)	33,334	(34)	23,999		-	-	-	-	-
Alta Partners (35)	4,934	(36)	4,934	(36)	-		-	-	-	-	-
Michael Vasinkevich (37)	91,888	(38)	13,475	(39)	78,413	(40)	-	-	-	-	-
Noam Rubinstein (37)	45,140	(41)	6,620	(42)	38,520	(43)	-	-	-	-	-
Craig Schwabe (37)	4,838	(44)	710	(45)	4,128	(46)	-	-	-	-	-
Charles Worthman (37)	1,433	(47)	210	(48)	1,223	(49)	-	-	-	-	-
CVI Investments, Inc. (50)	49,383	(51)	18,464	(52)	30,919	(53)	-

*	Less than 1%
(1)	Includes ordinary shares underlying warrants held by the Selling Securityholders.

(2)
The securities reported in this row are held of record by the Moringa Sponsor, Moringa Sponsor, LP, a Cayman Islands exempted limited partnership. Moringa Partners Ltd., an Israeli company that is wholly-owned by Mr. Ilan Levin, serves as the sole general partner of the Sponsor. Mr. Levin, a director of New Silexion, is the sole director of that general partner. As a result of his ownership of that general partner, Mr. Levin possesses sole voting and investment authority with respect to the shares held by the Sponsor. The limited partnership interests of the Sponsor are held by various individuals and entities, including Mr. Levin. Mr. Levin disclaims beneficial ownership of the securities held by the Sponsor other than to the extent of his direct or indirect pecuniary interest in such securities. The address of the shareholder identified in this row is c/o Moringa Acquisition Corp, 250 Park Avenue, 7th floor, New York, NY 10177.

(3)
Beneficial ownership shown herein is based on a Schedule 13D/A filed on September 23, 2025. Consists of 456,970 ordinary shares and an additional 372 ordinary shares underlying the 372 private warrants held by Moringa Sponsor. Excludes the note shares that may be issued upon conversion of remaining amounts owed by New Silexion to the Moringa Sponsor under the A&R Sponsor Promissory Note, as the potential number of note shares, and the timing of issuance of those note shares, cannot be determined in advance.

(4)
Consists of the 457,342 aggregate ordinary shares beneficially owned by the Moringa Sponsor and its affiliates, as described in footnote (3), as well as an additional 474,709 ordinary shares issuable to the Moringa Sponsor under the A&R Sponsor Promissory Note, assuming that the full remaining outstanding principal amount of $1,633,000 under the note is converted at a conversion price of $3.44 per underlying ordinary share (representing the closing price of the ordinary shares on the Nasdaq Capital Market on October 29. 2025). Please see “Transactions Related to Offering Under this Prospectus—Amended and Restated Sponsor Promissory Note” above for a discussion of our intention to effect additional conversions of amounts due under the A&R Sponsor Promissory Note in connection with our equity financings (including pursuant to the ATM), which may occur at a range of conversion prices.

(5)
The shares reported in this row are held of record by the PIPE Investor, Greenstar, L.P., a Cayman Islands exempted limited partnership. Moringa Partners Ltd., an Israeli company that is wholly-owned by Mr. Ilan Levin, serves as the sole general partner of the PIPE Investor. Mr. Levin, a director of New Silexion, is the sole director of that general partner. As a result of his ownership of that general partner, Mr. Levin possesses sole voting and investment authority with respect to the shares held by the PIPE Investor. The limited partnership interests of the PIPE Investor are held by various individuals and entities, including Mr. Levin. Mr. Levin disclaims beneficial ownership of the securities held by the PIPE Investor other than to the extent of his direct or indirect pecuniary interest in such securities. The address of the shareholder identified in this row is c/o Moringa Acquisition Corp, 250 Park Avenue, 7th floor, New York, NY 10177.

(6)
The address of this shareholder is 34 Ha’Barzel St., Tel-Aviv 6971052 Israel. Each of Avner Lushi and Shlomo Noy may be deemed to share voting and investment power over the securities beneficially owned by Guangzhou Sino-Israel Bio-Industry Investment Fund (LLP).

(7)
Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the ordinary shares beneficially owned by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these ordinary shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)	Represents 77,038 ordinary shares issuable upon exercise of 77,038 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.
(9)
Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the ordinary shares beneficially owned by Anson East. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these ordinary shares except to the extent of their pecuniary interest therein. The principal business address of Anson East is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(10)	Represents 21,730 ordinary shares issuable upon exercise of 21,730 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.

(11)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(12)
Consists of 106,250 ordinary shares issuable upon exercise of 106,250 warrants issued in the September 2025 Public Offering and 98,766 ordinary shares issuable upon exercise of 98,766 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.

(13)	Represents 98,766 ordinary shares issuable upon exercise of 98,766 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.
(14)
3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(15)
Consists of 262,500 ordinary shares issuable upon exercise of 262,500 warrants issued in the September 2025 Public Offering and 20,000 ordinary shares issuable upon exercise of 20,000 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.

(16)	Represents 20,000 ordinary shares issuable upon exercise of 20,000 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.
(17)
Beneficial ownership shown herein is based on a Schedule 13G filed on September 17, 2025. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are beneficially owned by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are beneficially owned by Intracoastal.

(18)
Consists entirely of ordinary shares underlying warrants, disregarding any “blocker” provisions in such warrants that otherwise limit the beneficial ownership of this securityholder to 9.9% of our ordinary shares.

(19)	Represents 32,100 ordinary shares issuable upon exercise of 32,100 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.

(20)
Boothbay Absolute Return Strategies LP, a Delaware limited partnership (the “BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has delegated the power to vote and the power to direct the disposition of all these securities held by BBARS to Kingsbrook Partners LP. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(21)
Consists of 2,040 ordinary shares issuable upon exercise of 2,040 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction, as well as 114,000 ordinary shares underlying 114,000 ordinary warrants acquired in the September 2025 Public Offering.

(22)	Consists of 2,040 ordinary shares issuable upon exercise of 2,040 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.

(23)
Roman Grodon, Thomas Koenig, and Beate Ruhle-Burkhardt have shared voting control and investment discretion over the securities reported herein that are beneficially owned by Orca Capital AG (“Orca Capital”). As a result, each of Roman Grodon, Thomas Koenig, and Beate Ruhle-Burkhardt may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are beneficially owned by Orca Capital. The principal business address of Orca Capital is Sperl-Ring 2, 85276 Hettenshausen, Germany.

(24)
Consists of 4,934 ordinary shares issuable upon exercise of 4,934 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction, as well as 262,500 ordinary shares underlying 262,500 ordinary warrants acquired in the September 2025 Public Offering.

(25)	Represents 4,934 ordinary shares issuable upon exercise of 4,934 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.
(26)	Steven Segal is the natural person voting control and investment discretion over the securities reported herein. The address of the selling shareholder is 47 Calle Del Sur Palm Coast Fl 32137.
(27)
Consists of 2,668 ordinary shares issuable upon exercise of 2,668 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction and 65,000 ordinary shares underlying 65,000 ordinary warrants acquired in the September 2025 Public Offering.

(28)	Represents 2,668 ordinary shares issuable upon exercise of 2,668 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.
(29)
Stephen Temes, the control person of Lincoln Alternative Strategies LLC (the "Selling Securityholder"), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Temes, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 901 Pennsylvania Ave. #3-496, Miami Beach FL 33139

(30)
Consists of 6,668 ordinary shares issuable upon exercise of 6,668 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction, and 262,500 ordinary shares underlying 262,500 ordinary warrants acquired in the September 2025 Public Offering.

(31)	Represents 6,668 ordinary shares issuable upon exercise of 6,668 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.
(32)
Warberg WF XIII LP. Warberg WF XIII LP is managed by Warberg Asset Management LLC. Daniel Warsh is managing partner of Warberg Asset Management LLC and has voting and dispositive power with respect to the shares held by Warberg WF XIII LP. The warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Warberg Asset Management LLC is 716 Oak Street, Winnetka, IL 60093.

(33)
Consists of 33,334 ordinary shares issuable upon exercise of 33,334 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction, 20,000 additional warrants to purchase 20,000 ordinary shares, and 3,999 ordinary shares.

(34)	Represents 33,334 ordinary shares issuable upon exercise of 33,334 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.
(35)	The address of this Selling Securityholder is 1205 Franklin Avenue, Garden City, New York 11530.
(36)	Represents 4,934 ordinary shares issuable upon exercise of 4,934 warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.
(37)
Referenced person is affiliated with Wainwright, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Wainwright acted as our placement agent in our January 2025 financing. Referenced person has sole voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(38)
Represents (i) 11,082 ordinary shares issuable upon exercise of 11,082 placement agent warrants issued in our January 2025 Public Offering, (ii) 6,648 ordinary shares issuable upon exercise of 6,648 placement agent warrants issued in connection with our January 2025 Warrant Exercise Inducement Transaction, (iii) 6,827 ordinary shares issuable upon exercise of 6,827 placement agent warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction, and (iv) 67,331 ordinary shares issuable upon exercise of 67,331 placement agent warrants issued in the September 2025 Public Offering.

(39)
Consists of 6,648 ordinary shares issuable upon exercise of 6,648 placement agent warrants issued in connection with our January 2025 Warrant Exercise Inducement Transaction and 6,827 ordinary shares issuable upon exercise of 6,827 placement agent warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.

(40)
Consists of 11,082 ordinary shares issuable upon exercise of 11,082 placement agent warrants issued in our January 2025 Public Offering and 67,331 ordinary shares issuable upon exercise of 67,331 placement agent warrants issued in the September 2025 Public Offering.

(41)
Represents (i) 5,445 ordinary shares issuable upon exercise of 5,445 placement agent warrants issued in our January 2025 Public Offering, (ii) 3,266 ordinary shares issuable upon exercise of 3,266 placement agent warrants issued in connection with our January 2025 Warrant Exercise Inducement Transaction, (iii) 3,354 ordinary shares issuable upon exercise of 3,354 placement agent warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction, and (iv) 33,075 ordinary shares issuable upon exercise of 33,075 placement agent warrants issued in the September 2025 Public Offering.

(42)
Consists of 3,266 ordinary shares issuable upon exercise of 3,266 placement agent warrants issued in connection with our January 2025 Warrant Exercise Inducement Transaction, and 3,354 ordinary shares issuable upon exercise of 3,354 placement agent warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.

(43)
Consists of 5,445 ordinary shares issuable upon exercise of 5,445 placement agent warrants issued in our January 2025 Public Offering and 33,075 ordinary shares issuable upon exercise of 33,075 placement agent warrants issued in the September 2025 Public Offering.

(44)
Represents (i) 584 ordinary shares issuable upon exercise of 584 placement agent warrants issued in our January 2025 Public Offering, (ii) 350 ordinary shares issuable upon exercise of 350 placement agent warrants issued in connection with our January 2025 Warrant Exercise Inducement Transaction, (iii) 360 ordinary shares issuable upon exercise of 360 placement agent warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction, and (iv) 3,544 ordinary shares issuable upon exercise of 3,544 placement agent warrants issued in our September 2025 Public Offering.

(45)
Consists of 350 ordinary shares issuable upon exercise of 350 placement agent warrants issued in connection with our January 2025 Warrant Exercise Inducement Transaction and 360 ordinary shares issuable upon exercise of 360 placement agent warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.

(46)
Consists of 584 ordinary shares issuable upon exercise of 584 placement agent warrants issued in our January 2025 Public Offering and 3,544 ordinary shares issuable upon exercise of 3,544 placement agent warrants issued in our September 2025 Public Offering.

(47)
Represents (i) 173 ordinary shares issuable upon exercise of 173 placement agent warrants issued in our January 2025 Public Offering, (ii) 104 ordinary shares issuable upon exercise of 104 placement agent warrants issued in connection with our January 2025 Warrant Exercise Inducement Transaction, (iii) 106 ordinary shares issuable upon exercise of 106 placement agent warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction, and (iv) 1,050 ordinary shares issuable upon exercise of 1,050 placement agent warrants issued in our September 2025 Public Offering.

(48)
Consists of 104 ordinary shares issuable upon exercise of 104 placement agent warrants issued in connection with our January 2025 Warrant Exercise Inducement Transaction and 106 ordinary shares issuable upon exercise of 106 placement agent warrants issued in connection with the July/August 2025 Warrant Exercise Inducement Transaction.

(49)
Consists of 173 ordinary shares issuable upon exercise of 173 placement agent warrants issued in our January 2025 Public Offering and 1,050 ordinary shares issuable upon exercise of 1,050 placement agent warrants issued in our September 2025 Public Offering.

(50)
Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as President of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to this prospectus.

(51)
Represents (i) 30,917 ordinary shares issuable upon exercise of 30,917 warrants issued in our January 2025 Public Offering, (ii) 18,464 ordinary shares issuable upon exercise of 18,464 warrants issued in connection with our January 2025 Warrant Exercise Inducement Transaction, and (iii) 2 ordinary shares issuable upon the exercise of 2 warrants issued by Moringa that we assumed in connection with the Business Combination.

(52)	Represents 18,464 ordinary shares issuable upon exercise of 18,464 warrants issued in our January 2025 Warrant Exercise Inducement Transaction.
(53)
Represents (i) 30,917 ordinary shares issuable upon exercise of 30,917 warrants issued in our January 2025 Public Offering and (ii) 2 ordinary shares issuable upon the exercise of 2 warrants issued by Moringa that we assumed in connection with the Business Combination.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders of: (a) an aggregate of up to 1,292,348 ordinary shares, consisting of (i) up to 473,576 currently outstanding ordinary shares held by them, (ii) up to 474,709 ordinary shares issuable upon the conversion of the remaining outstanding principal amount of the A&R Sponsor Promissory Note held by the Moringa Sponsor (assuming the conversion of the entire $1,633,000 remaining outstanding principal amount at a conversion price of $3.44 per underlying ordinary share, representing the closing price of the ordinary shares on the Nasdaq Capital Market on October 29. 2025), and (iii) up to 344,063 ordinary shares issuable upon exercise of 344,063 warrants held by Selling Securityholders (of which (w) 18,464 warrants were issued to investors in the January 2025 warrant exercise inducement transaction, (x) 304,212 warrants issued to investors in the August 2025 warrant exercise inducement transaction, (y) 21,015 warrants are placement agent warrants that we issued to H.C. Wainwright pursuant to the foregoing January 2025 and August 2025 warrant exercise inducement transactions, and (z) 372 warrants are private warrants held by the Moringa Sponsor since the Closing of the Business Combination); and (b) up to 372 New Silexion warrants (the foregoing private warrants). We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders from sales of securities under this prospectus will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares and warrants (including ordinary shares underlying such warrants once issued upon the exercise of such warrants) on any stock exchange, market or trading facility on which the ordinary shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of ordinary shares or warrants:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares or warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of ordinary shares or warrants, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of ordinary shares or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell ordinary shares or warrants short and deliver these securities to close out their short positions, or loan or pledge ordinary shares or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares or warrants offered by this prospectus, which ordinary shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares or warrants to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the ordinary shares or warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares or warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares or warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ordinary shares or warrants in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

A holder of warrants may exercise its warrants in accordance with the applicable governing warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the applicable warrant agreement.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares or warrants offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the ordinary shares or warrants covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

Our ordinary shares and warrants are currently listed on the Nasdaq Capital Market under the symbols “SLXN” and “SLXNW”, respectively.

LEGAL MATTERS

The legality of the ordinary shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for us by Conyers Dill & Pearman LLP. Certain legal matters relating to U.S. law regarding the securities offered hereby will be passed upon for us by Greenberg Traurig, LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to Silexion Therapeutics Corp’s Current Report on Form 8-K dated August 20, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1j to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” certain information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, including documents we may file with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. This prospectus and any amendments or supplements thereto incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 18, 2025;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 13, 2025 and August 12, 2025, respectively;

●
Our Current Reports on Form 8-K filed with the SEC on the following dates:

•          January 14, 2025;
•          January 15, 2025 (only the second Form 8-K filed on that date, and only Item 1.01 thereof and Exhibit 10.1 thereto);
•          January 17, 2025;
•          January 30, 2025;
•          March 14, 2025;
•          March 28 2025 (only Item 8.01 thereof);
•          May 23, 2025;
•          June 3, 2025;
•          July 8, 2025 (each of the Form 8-K and Form 8-K/A filed on that day);
•          July 14, 2025;
•          July 16, 2025;
•          July 21, 2025;
•          July 29, 2025;
•          August 1, 2025;
•          August 19, 2025;
•          August 20, 2025;
•          September 12, 2025;
•          September 15, 2025;
•          September 25, 2025;
•          September 26, 2025; and

●
The description of our share capital contained in our registration statement on Form 8-A (File No. 001-42253) filed with the SEC on August 15, 2024, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 18, 2025).

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. You may request a free copy of any or all of the reports or documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Silexion Therapeutics Corp
12 Abba Hillel Road
Ramat Gan, Israel 5250606
Attn: Chief Financial Officer and Secretary
+972-3-756-4999

We also maintain a website at www.silexion.com where incorporated reports or other documents that we file with the SEC may be accessed. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC; the address of that site is http://www. sec.gov. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website or the SEC’s website, and you should not consider either of those websites to be part of this prospectus.

Silexion Therapeutics Corp

Up to 1,292,348 Ordinary Shares by the Selling Securityholders
Up to 372 Warrants by the Selling Securityholders

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

The following table sets forth the anticipated costs and expenses payable by us (other than commissions and fees) in connection with the registration of securities covered by this prospectus. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$618.84
Legal fees and expenses	15,000.00
Accounting fees and expenses	10,000.00
Printing and miscellaneous fees and expenses	4,000.00
Total	$29,618.84

ITEM 15. Indemnification of Directors and Officers

Silexion Therapeutics Corp is incorporated under the laws of the Cayman Islands. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into indemnity agreements with each of our officers and directors. These agreements require us to indemnify these individuals and entity to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
4.1.1
Warrant Agreement, dated February 19, 2021, by and between Moringa Acquisition Corp and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on February 22, 2021)

4.1.2
Assignment, Assumption and Amendment Agreement, dated as of August 15, 2024, by and among Moringa Acquisition Corp, Silexion Therapeutics Corp (formerly known as Biomotion Sciences) and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Silexion Therapeutics Corp’s Current Report on Form 8-K filed with the SEC on August 21, 2024)

4.1.3
Warrant Adjustment Notice, dated November 29, 2024, in respect of 1-for-9 Reverse Share Split of Silexion Therapeutics Corp (incorporated by reference to Exhibit 4.1 to Silexion Therapeutics Corp’s Current Report on Form 8-K filed with the SEC on November 29, 2024)

4.1.4
Warrant Adjustment Notice, dated July 29, 2025, in respect of 1-for-15 Reverse Share Split of Silexion Therapeutics Corp (incorporated by reference to Exhibit 4.1 to Silexion Therapeutics Corp’s Current Report on Form 8-K filed with the SEC on July 29, 2025)

5.1**	Opinion of Conyers Dill & Pearman LLP, Cayman legal counsel to Silexion Therapeutics Corp, relating to ordinary shares that may be sold in the offering
5.2**	Opinion of Greenberg Traurig, LLP, United States legal counsel to Silexion Therapeutics Corp, related to warrants that may be sold in the offering
23.1**	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm
23.2**	Consent of Conyers Dill & Pearman LLP related to its opinion (included in Exhibit 5.1)
23.3**	Consent of Greenberg Traurig, LLP, United States legal counsel to Silexion Therapeutics Corp, related to its opinion (included in Exhibit 5.2)
24.1**	Power of Attorney (included on signature page hereof)
107**	Filing Fee Table

*	To be filed by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**	Filed herewith

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat-Gan, State of Israel, on the 31st day of October, 2025

SILEXION THERAPEUTICS CORP

By:	/s/ Ilan Hadar
Name: Ilan Hadar Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ilan Hadar and Mirit Horenshtein Hadar, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ilan Hadar	Chairman and Chief Executive Officer	October 31, 2025
Ilan Hadar	(Principal Executive Officer)

/s/ Mirit Horenshtein Hadar	Chief Financial Officer and Secretary	October 31, 2025
Mirit Horenshtein Hadar	(Principal Financial and Accounting Officer)

/s/ Dror J. Abramov	Director	October 31, 2025
Dror J. Abramov

/s/ Ruth Alon	Director	October 31, 2025
Ruth Alon

/s/ Ilan Levin	Director	October 31, 2025
Ilan Levin

/s/ Avner Lushi	Director	October 31, 2025
Avner Lushi

/s/ Shlomo Noy	Director	October 31, 2025
Shlomo Noy

/s/ Amnon Peled	Director	October 31, 2025
Amnon Peled

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed registration statement in Newark, Delaware, on October 31, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Authorized Representative